Exhibit 99.1

Catalyst Biosciences Completes Merger with Targacept and Creates a Protease-Based

Hemostasis and Anti-Complement Company

- Newly NASDAQ-listed CBIO focused on development of next-generation and long-acting coagulation factors and novel proteases that target the complement pathway -

South San Francisco, Calif. – August 20, 2015 – Catalyst Biosciences, Inc. (NASDAQ: CBIO), a clinical-stage biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions, today announced the completion of its merger with Targacept, Inc. (NASDAQ: TRGT, through August 20), effective as of August 20, 2015.

Together with approximately $35 million net cash on Targacept’s balance sheet, the combined company has approximately $39 million in cash to advance its research and development efforts, including the clinical development of CB 813d, Catalyst’s next-generation and long-acting coagulation Factor VIIa. CB 813d has demonstrated initial safety and pharmacologic activity to support the start of Phase 2 clinical development in 2016 for the potential treatment of bleeding in hemophilia patients with inhibitors.

On August 20, 2015, prior to the closing of the merger, Targacept completed a seven-for-one reverse stock split. As a result of the reverse stock split, every seven shares of Targacept common stock outstanding immediately prior to the merger were combined and reclassified into one share of Targacept common stock. No fractional shares are being issued in connection with the reverse stock split. Instead, cash, based on the closing price of Targacept common stock on The NASDAQ Global Select Market on August 20, 2015, will be issued in lieu of fractions of shares.

In addition, on August 19, 2015, in connection with the merger, Targacept paid a dividend to its stockholders of an aggregate cash amount of $19,500,000, and non-interest bearing, redeemable convertible notes with an aggregate principal amount of $37,000,000. At the option of the noteholder, at any time prior to February 20, 2018, the redeemable convertible notes shall be redeemable into cash or convertible into shares of common stock of the combined company, at a conversion rate of $9.19 per share (as adjusted for the seven-for-one reverse stock split).

The holders of shares of Catalyst common stock outstanding immediately prior to the merger received 0.0382 shares of Targacept common stock in exchange for each share of Catalyst common stock in the merger. The exchange ratio reflects the seven-for-one reverse stock split. Following the reverse stock split and the merger, the combined company has approximately 11.4 million shares outstanding.

In connection with the merger, Targacept changed its name to Catalyst Biosciences, Inc. The combined company will commence trading on August 21, 2015 on the NASDAQ Global Market under the symbol “CBIO”.

“With the completion of the merger, we are now well funded and will pursue the clinical development of CB 813d, our improved Factor VIIa, CB 2679d/ISU 304, our improved FIX for hemophilia B, as well as preclinical programs focused on an engineered improved Factor Xa and two novel proteases for the treatment of complement-mediated disorders,” said Nassim Usman, Ph.D., President and Chief Executive Officer of Catalyst. “Catalyst is at an exciting phase of growth as we pursue multiple, clinically relevant opportunities based on engineering human proteases to improve patients’ lives.”

The combined company will operate under the leadership of Catalyst’s management team prior to the merger, including Nassim Usman, Ph.D., President and CEO, Ed Madison, Ph.D., CSO and Fletcher Payne, CFO. The board of directors of the combined company is comprised of seven representatives: four directors from the former Catalyst board, Harold E. Selick, Ph.D., Jeff Himawan, Ph.D., Augustine Lawlor, and Dr. Usman, and three directors from the former Targacept board, John P. Richard, Errol B. DeSouza, Ph.D. and Stephen A. Hill, B.M. B. Ch., M.A., F.R.C.S. Dr. Selick is the new chairman of the board. The corporate headquarters is located in South San Francisco, California.

About Hemophilia & Hemostasis

Hemophilia is a rare and serious bleeding disorder that results from a genetic or an acquired deficiency of a protein required for normal blood coagulation, such as Factor VIII (hemophilia A) or Factor IX (hemophilia B). The worldwide prevalence of hemophilia is estimated at approximately 300,000 patients and, according to the National Hemophilia Foundation, approximately 75 percent of patients receive inadequate treatment of their disorder. Hemophilia patients suffer from spontaneous bleeding episodes that often occur repeatedly in “target joints”, especially the knees, ankles and elbows. This internal bleeding may, in some cases, become life threatening and frequently damages joints, organs, and tissues over time.

Hemophilia A: A significant number of hemophilia A patients develop neutralizing antibodies (“inhibitors”) against factor VIII and become refractory to standard factor replacement treatment. One of the treatment options for these patients is Factor VIIa, a protease that can both initiate blood clotting and, at high doses, “bypass” the factor VIII-dependent step in coagulation. Hemophilia A is four times as common as hemophilia B.

Hemophilia B: Hemophilia B patients can also develop neutralizing antibodies and become refractory to factor replacement therapy. Factor VIIa treatment is also effective in treating these patients.

Currently, Factor VIIa therapy can, in some patients, require multiple injections to treat a bleeding episode due to Factor VIIa’s limited potency as a “bypass” agent and short half-life. Current worldwide sales of Factor VIIa are approximately $1.5 billion annually. Catalyst has created a FVIIa with pre-clinical properties that suggest increased potency and duration than currently approved FVIIa, NovoSeven®. Similarly, Catalyst’s other coagulation factors, FIX and FXa have also been engineered to be more potent, longer acting, and safer than other approved factors or those in clinical trials.

About Anti-Complement

Like blood coagulation, the human complement system is a complex series of biological processes and cascades that are regulated naturally by proteases. Disruption of the complement system, either by genetic mutations or inappropriate activation, as occurs in certain transplant and myocardial surgeries and ocular diseases such as age-related macular degeneration (AMD), can produce substantial inflammatory tissue damage that causes significant pathology. Catalyst’s lead complement programs are directed at complement factor C3, an attractive pharmaceutical intervention point as C3 is at the nexus of the complement system and common to all three pathways of activation.

About Catalyst

Catalyst is a clinical-stage biopharmaceutical company focused on creating and developing novel medicines to address serious medical conditions. To date, Catalyst has focused its product development efforts in the fields of hemostasis, including the treatment of hemophilia and surgical bleeding, and inflammation, including prevention of delayed graft function in renal transplants and the treatment of dry age-related macular degeneration, a condition that can cause visual impairment or blindness. Catalyst’s most advanced program is an improved next-generation coagulation Factor VIIa variant, CB 813d, which has successfully completed a Phase 1 clinical trial in severe hemophilia A and B patients. In addition to Catalyst’s lead Factor VIIa program, Catalyst has two other next-generation coagulation factors, a Factor IX variant, CB 2679d/ISU 304, that is in advanced preclinical development, and a Factor Xa variant, that is in the advanced lead stage of development. For more information, please visit www.catalystbiosciences.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release regarding our strategy, future operations, and plans are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the development, potential benefits and uses of and markets for Catalyst’s product candidates, including CB 813d and anticipated clinical trials, including timing and potential results. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Catalyst makes, including, but not limited to, the risk that Catalyst must negotiate with Pfizer about obtaining manufacturing technology and know-how related to CB 813d, the risk that trials and studies may be delayed and may not have satisfactory outcomes, potential adverse effects arising from the testing or use of CB 813d, the risk that costs required to develop CB 813d will be higher than anticipated and other risks described in the “Risk Factors” section of the Registration Statement on Form S-4 filed by Targacept with the SEC. Catalyst does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Fletcher Payne, CFO	Denise Powell
Catalyst Biosciences, Inc.	Red House Consulting, LLC
650.871.0761	510.703.9491
fpayne@catbio.com	denise@redhousecomms.com

Source: Catalyst Biosciences, Inc.